 Exhibit (a)(1)(D)
Offer To Purchase
All Outstanding Shares of Common Stock
of
ARCELLX, INC.
a Delaware corporation
at
$115.00 net per share in cash
plus one contractual contingent value right (“CVR”) per share, which represents the right to receive one contingent cash payment of $5.00 per CVR, payable on March 31, 2030, if a specified milestone is achieved on or prior to December 31, 2029
Pursuant to the Offer to Purchase dated March 6, 2026
by
RAVENS SUB, INC.
a wholly owned subsidiary of
GILEAD SCIENCES, INC.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON APRIL 2, 2026, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
March 6, 2026
To Our Clients:
Enclosed for your consideration are the Offer to Purchase, dated March 6, 2026 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” and which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, constitute, the “Offer”) in connection with the offer by Ravens Sub, Inc., a Delaware corporation (“Purchaser”) and wholly owned subsidiary of Gilead Sciences, Inc., a Delaware corporation (“Parent”), to purchase, subject to certain conditions, including the satisfaction of the Minimum Tender Condition, as defined in the Offer to Purchase, all outstanding shares of common stock, par value $0.001 per share (“Shares”), of Arcellx, Inc., a Delaware corporation (the “Company”), at a price per Share of (i) $115.00 per Share (the “Closing Amount”), net to the seller in cash, without interest, subject to any withholding tax, plus (ii) one CVR, which represents the right to receive one contingent payment of $5.00 per CVR in cash, without interest, and subject to any withholding tax, payable on March 31, 2030, subject to cumulative worldwide Sales (as defined in the CVR Agreement (as defined below)) of the Company’s anitocabtagene autoleucel (anito-cel) product exceeding $6.0 billion on or prior to December 31, 2029 and the other terms and conditions set forth in a contingent value rights agreement (the “CVR Agreement”) to be entered into by and among Parent, Computershare, Inc., a Delaware corporation, and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company upon the terms and subject to the conditions of the Offer.
THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY RECOMMENDED THAT YOU ACCEPT THE OFFER AND TENDER YOUR SHARES PURSUANT TO THE OFFER.
We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.
We request instructions as to whether you wish for us to tender any or all Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:
1.   The offer price for the Offer is at a price per Share of (i) $115.00 per Share, net to the seller in cash, without interest, subject to any withholding tax, plus (ii) one CVR, which represents the right to receive one contingent payment of $5.00 per CVR in cash, without interest, and subject to any withholding tax, payable on March 31, 2030, subject to cumulative worldwide Sales (as defined in the CVR Agreement) of the Company’s anitocabtagene autoleucel (anito-cel) product exceeding $6.0 billion on or prior to December 31, 2029 and the other terms and conditions set forth in the CVR Agreement.
2.   The Offer is being made for all outstanding Shares.
3.   The Offer is being made in connection with the Agreement and Plan of Merger, dated as of February 22, 2026 (together with any amendments or supplements thereto, the “Merger Agreement”), by and among the Company, Parent and Purchaser, pursuant to which, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the “Merger”), without a vote of the Company’s stockholders, in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and the Company will be the surviving corporation and a wholly owned subsidiary of Parent. At the effective time of the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than (i) Shares owned immediately prior to the effective time of the Merger by the Company (including those held in the Company’s treasury), (ii) Shares owned both as of the commencement of the Offer and immediately prior to the effective time of the Merger by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent, (iii) Shares irrevocably accepted by Purchaser for purchase pursuant to the Offer (each of (i), (ii) and (iii) will be cancelled and retired and cease to exist, and no consideration will be delivered in exchange therefor) and (iv) Shares held by stockholders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the effective time of the Merger, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL) will be converted into the right to receive, on a per Share basis (x) the Closing Amount in cash, without any interest thereon, subject to any withholding tax, plus (y) one CVR per Share. As a result of the Merger, the Company would cease to be a publicly traded company and will become wholly owned by Parent.
4.   The Offer and withdrawal rights will expire at one minute after 11:59 p.m., Eastern Time, on April 2, 2026 (the “Expiration Date”), unless the Offer is extended by Purchaser or earlier terminated.
5.   The Offer is not subject to any financing condition. The Offer is subject to the conditions described in Section 13 of the Offer to Purchase.
6.   The Board of Directors of the Company has unanimously recommended that you accept the Offer and tender your shares pursuant to the Offer.
7.   Tendering stockholders who are record owners of their Shares and who tender directly to Computershare Trust Company, N.A., the depositary for the Offer, will not be obligated to pay brokerage fees, commissions or similar expenses or, except as otherwise provided in Instruction 5 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.
If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.
Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Date.
The Offer is being made to all holders of Shares. Purchaser is not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by the laws of such jurisdiction. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM
With Respect to the Offer to Purchase
All Outstanding Shares of Common Stock
of
ARCELLX, INC.
a Delaware corporation
at
$115.00 net per share in cash
plus one contractual contingent value right (“CVR”) per share, which represents the right to receive one contingent cash payment of $5.00 per CVR, payable on March 31, 2030, if a specified milestone is achieved on or prior to December 31, 2029
Pursuant to the Offer to Purchase dated March 6, 2026
by
RAVENS SUB, INC.
a wholly owned subsidiary of
GILEAD SCIENCES, INC.
The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated March 6, 2026 (“Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” and which, together with the Offer to Purchase, each as may be amended or supplemented from time to time, constitute, the “Offer”), in connection with the offer by Ravens Sub, Inc., a Delaware corporation (“Purchaser”) and wholly owned subsidiary of Gilead Sciences, Inc., a Delaware corporation, to purchase, subject to certain conditions, including the satisfaction of the Minimum Tender Condition (as defined in the Offer to Purchase), all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Arcellx, Inc., a Delaware corporation, at a price per Share of (i) $115.00 per Share, net to the seller in cash, without interest, subject to any withholding tax, plus (ii) one CVR, which represents the right to receive one contingent payment of $5.00 per CVR in cash, without interest, and subject to any withholding tax, payable on March 31, 2030, subject to cumulative worldwide Sales (as defined in the CVR Agreement) of the Company’s anitocabtagene autoleucel (anito-cel) product exceeding $6.0 billion on or prior to December 31, 2029 and the other terms and conditions set forth in a contingent value rights agreement to be entered into by and among Parent, Computershare, Inc., a Delaware corporation, and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company, upon the terms and subject to the conditions of the Offer.
The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.
ACCOUNT NUMBER:
NUMBER OF SHARES BEING TENDERED HEREBY: SHARES*
The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery by the Expiration Date (as defined in the Offer to Purchase).

*
Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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